Exhibit 99.1

OptimizeRx Appoints Gus D. Halas as Chairman of the Board

Rochester, MI (May 17, 2017) OptimizeRx Corp. (OTCQB: OPRX), the leading aggregator of pharmaceutical-sponsored services in electronic health record (EHR) platforms, has appointed company director, Gus D. Halas, as chairman of the board, effective June 30, 2017. He will succeed retiring chairman and company founder, David Harrell.

Harrell is recognized as a leading pharmaceutical industry innovator who pioneered the development of point-of-care marketing. As the company’s CEO until February of last year, Harrell created the first technology and network to automate customized copay savings and other patient support directly within a physicians’ existing electronic prescribing workflow.

Today, OptimizeRx offers the largest point-of-prescribe promotional network in the industry, reaching more than 500,000 healthcare providers through more than 370 electronic health record systems (EHRs) nationwide. Through this broad network, OptimizeRx delivers patient support for 25 of the world’s largest pharmaceutical companies.

“Over the course of the last year, my primary role as chairman has been to assist in the transition of leadership, including the succession of William Febbo as CEO and now Gus as our new chairman,” said Harrell. “Given our strong revenue growth in the first quarter and the expected further acceleration in the current quarter and beyond, I’m confident OptimizeRx is now well positioned to pursue the billion-dollar market opportunity we created.”

“I also want to express my sincere gratitude to all OptimizeRx’s employees, technology and pharmaceutical partners, board members and shareholders who have worked together to deliver millions of dollars in savings to patients while encouraging greater compliance with their prescriptions,” continued Harrell. “I couldn’t be more proud of what we’ve accomplished or more optimistic about the future of OptimizeRx.”

Febbo commented: "On behalf of the staff and members of the board, we extend our deepest appreciation for Dave’s service and dedication to OptimizeRx, and especially for his vision of delivering better and more affordable healthcare which has formed its foundation. Dave's leadership and insights over the last year have been invaluable, creating a smooth transition and helping us set the right course ahead.”

Commented Halas: “Thanks to the leadership of Dave and Will, OptimizeRx is now well established as the leading health technology company for the pharmaceutical industry at point of care, offering the broadest and deepest reach to healthcare providers. As the company’s new chairman, I will work closely with the board and management in taking OptimizeRx to the next level of growth and development, with the effort supported by increased investments in sales, products and marketing.”

Halas has served as director of OptimizeRx for nearly three years, and brings to the chair extensive operational experience and accomplishment across a range of industries. He also currently serves on the boards of Triangle Petroleum, a publicly-held, independent energy company, and Hooper Holmes, a publicly-held health and wellness company. He is a member of the advisory board of White Deer Energy, and previously served as CEO of Central Garden and Pet Corp, a leading pet care retailer. He holds a Bachelor of Science in Physics and a Bachelor of Science in Economics from Virginia Polytechnic Institute and State University.

OptimizeRx’s consulting agreement with Harrell, which was previously scheduled to end on September 30, 2017, will now end July 31, 2017. The company will also acquire 500,000 shares of Harrell’s common stock of OptimizeRx at $0.78 per share, after which Harrell will have approximately 2.1 million shares.

“We took this opportunity to reduce our shares outstanding at a fair price, while still maintaining the necessary cash levels to fund our growth initiatives,” noted Febbo. “OptimizeRx management and the board believe the company’s growth and strong prospects of both its pharmaceutical products and distribution network are not reflected by the company’s current valuation.”

About OptimizeRx Corp

Based in Rochester, Michigan, OptimizeRx Corporation is a health technology software company that is revolutionizing the point of care experience through technology to improve clinical decisions and outcomes. OptimizeRx’s unique consumer and physician platforms help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand awareness, access and adherence to their medications.

The OptimizeRx core product replaces drug samples with electronic trial vouchers and copay coupon savings that are electronically added to an e-Prescription and sent electronically to the pharmacy and is integrated within leading electronic health record (EHR) platforms in the country, including Allscripts, DrFirst, NewCrop, Quest Diagnostics, Practice Fusion and other EHRs to reach over 500,000 healthcare providers. In turn, OptimizeRx promotes patient savings and support from the world’s largest pharmaceutical companies, including Pfizer, Lilly, Novartis, AstraZeneca, and many others. For more information, visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact:

Doug Baker, CFO

dbaker@optimizerx.com

Tel (248) 651-6568 x807

Investor Relations Contact:

Ron Both

CMA

oprx@cma.team

Tel (949) 432-7557